EXHIBIT 99.1

                                                COMPANY CONTACT:

                                                Cindy Presar, Investor Relations
                                                cpresar@cardiodynamics.com
                                                800-778-4825, Ext. 1031

                     CARDIODYNAMICS ANNOUNCES CONTRACT WITH
                        PREMIER PURCHASING PARTNERS, INC.

        LEADING HEALTH CARE GROUP PURCHASING ORGANIZATION ADDS INNOVATIVE
            IMPEDANCE CARDIOGRAPHY TO ITS NATIONAL CONTRACT PORTFOLIO

SAN DIEGO, CA--May 19, 2006--CardioDynamics (Nasdaq: CDIC), the innovator and leader of impedance cardiography (ICG) technology, today announced that it has entered into a three-year, multi-source contract with Premier Purchasing Partners, L.P., the group purchasing division of Premier, Inc. for non-invasive cardiology equipment. CardioDynamics is the only supplier awarded in the sub-category of ICG equipment. Premier, Inc. is one of the largest healthcare alliances in the United States and is wholly owned by more than 200 of the nation's leading not-for-profit hospital and healthcare systems with nearly 1,500 members and affiliates.

Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, "We are very pleased to have been awarded this contract by the healthcare industry's largest group purchasing organization. This agreement furthers acceptance of ICG as a standard diagnostic modality, improves state-of-the-art technology awareness and access for Premier members, and enhances the efficiency of the sales process. As the dominant provider of ICG systems in the world today, CardioDynamics is proud to become the sole provider for ICG products through Premier."

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Perry continued, "Historically, about 12% of our domestic capital sales come from hospital accounts. In part, this is due to the longer, more complicated purchasing cycles required in the hospitals as compared to physician offices. This agreement should facilitate additional sales into hospitals, thereby allowing greater diversification of our company's revenue and reducing our dependency on Medicare reimbursement for physician offices."

Vermed, a wholly-owned subsidiary of CardioDynamics, recently earned a three-year, multi-source contract with Premier, Inc. which commenced in July, 2005. Vermed was one of three vendors awarded the contract to offer Premier's members ECG electrodes, lead wires, and cables.

ABOUT PREMIER, INC.:

Premier Inc. helps hospitals accelerate performance on both clinical outcomes and supply chain costs. Premier is a healthcare alliance entirely owned by more than 200 of the nation's leading not-for-profit hospital and healthcare systems. These organizations operate or are affiliated with nearly 1,500 hospitals and more than 37,000 other healthcare sites. Premier Purchasing Partners provides an array of services supporting health services delivery including group purchasing totaling more than $25 billion annually in supplies and equipment purchasing, as well as supply chain and clinical performance improvement services. Premier Healthcare Informatics offers performance measurement, benchmarking, and reporting products and advisory services supporting quality improvement. Premier Insurance Management Services helps hospitals manage insurance costs and improve risk management and claims capabilities. Headquartered in San Diego, CA, Premier has offices in Charlotte, NC, Chicago, and Washington, DC. For more information, visit www.premierinc.com.

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ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as success of strategic partner relationships including potential increased hospital market penetration, enhanced efficiency of the sales process, the amount and percentage of Premier ECG contract revenue achieved, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.